EXHIBIT 99.1

AT THE COMPANY:

John Nieser — CFO

 (713) 623-0790

Cornell Companies Reports Fourth-Quarter, Year-End 2004 Results

Recognizes $10.1 Million Non-Cash Charge for Facilities Impairment;

Streamlines Leadership, Decides to Close Underperforming Programs;

Will Take Charge in First Quarter to Cover Personnel Costs

HOUSTON, TX (March 10, 2005) — Cornell Companies, Inc. (NYSE: CRN) today reported results for the period ended December 31, 2004.  The Company also announced that it has streamlined its leadership by eliminating two layers of management and it will close several underperforming programs.  These actions will necessitate a pretax charge to cover personnel costs of approximately $1.5 million in the first quarter of 2005.

James E. Hyman, Cornell’s chairman and chief executive officer, said, “Cornell has a core portfolio of strong operating programs, talented and dedicated professionals, and a stream of growth opportunities.  However, poor execution has hidden these attributes.  We will eliminate these underperforming programs, streamline management, and focus on operations excellence and business execution to drive shareholder value.

“A key step in restoring profitability and driving shareholder value will be to continue to evaluate each of our programs on an ongoing basis,” Mr. Hyman said.  “We will close programs that do not reflect our core competency or that are marginally profitable without the chance of improvement.  We will redeploy the assets invested in these programs into ventures that are consistent with our strategic plan, meet our investment criteria and make more money.”

Fourth-Quarter Summary (Amounts in thousands, except per share data)

	Fourth Quarter		Twelve Months Ended
As Reported	12/31/2004	12/31/2003	12/31/2004	12/31/2003
Revenue	$77,015	$69,379	$291,025	$271,632
Income (loss) from operations	(4,522)	1,675	10,437	24,384
Net (loss) income	(6,143)	(1,608)	(7,433)	3,970
EPS — diluted	$(0.46)	$(0.12)	$(0.56)	$0.30
Shares outstanding used in per share computation	13,261	13,064	13,172	13,342

Pro Forma, excluding New Morgan Academy, charges related to facilities impairment, charges related to the early extinguishment of debt, and net start-up costs:*
Revenue	$74,539	$68,563	$285,620	$270,169
Income from operations	8,342	8,707	30,358	34,172
Net income	1,890	2,700	6,833	10,623
EPS- diluted	$0.14	$0.20	$0.52	$0.80
Shares outstanding used in per share computation	13,261	13,064	13,172	13,342

*  See reconciliation of historical GAAP and non-GAAP information attached.

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Fourth-Quarter Results

For the 2004 fourth quarter, the Company reported a net loss of $6.1 million, or $0.46 per diluted share, compared with a net loss of $1.6 million, or $0.12 per diluted share, in last year’s fourth quarter.  The net loss in 2004 included pretax non-cash impairment charges of $10.1 million relating to New Morgan Academy and Residential School/Maple Creek facilities.  This year’s fourth-quarter results also included $2.2 million of start-up costs (net of start-up revenues) for new facilities, and $584,000 of non-impairment losses associated with New Morgan Academy.  The 2003 fourth quarter included a total of approximately $7.0 million in unusual items, including a provision for a loss from an escrow account in the amount of $5.4 million, plus start-up costs for new facilities and losses associated with New Morgan Academy.

Excluding the effects of the above items, fourth quarter 2004 pro forma earnings were $1.9 million, or $0.14 per diluted share, versus $2.7 million, or $0.20 per diluted share, in the fourth quarter of 2003.  Cornell calculates pro forma numbers for comparative purposes to help investors better understand the operating results attributable to the Company’s core continuing business operations.  Reconciliations of these non-Generally Accepted Accounting Principles (GAAP) measures to the comparable GAAP measures are included in the attachments hereto.

Revenues increased 11 percent to $77.0 million for the fourth quarter of 2004 from $69.4 million in the 2003 period.  Strong contributions from existing facilities including Big Spring Correctional Center and new 2004 facilities/programs including Walnut Grove Youth Correctional Facility, Southern Peaks Regional Treatment Center, Regional Correctional Center and Philadelphia Alternative Education programs, accounted for the revenue increase.  Pro forma fourth-quarter 2004 revenues, which exclude the impact of start-up revenues, were $74.5 million compared with $68.6 million in the prior year’s quarter.  Average contract occupancy levels remained strong and were 95.7 percent in residential facilities for this year’s fourth quarter compared with 100.2 percent in last year’s fourth quarter.  Excluding start-up operations, average contract occupancy was 101.2 percent in the Company’s residential facilities in both the 2004 and 2003 periods.

The Company reported a loss from operations of $4.5 million for the fourth quarter of 2004 compared with income of $1.7 million in the same quarter of 2003.  The decrease in 2004 fourth quarter results was due to the facility impairment charges, increased professional fees, depreciation from assets acquired in 2004, and a charge of $600,000 for estimated insurance claims exposure.  Comparisons are impacted by the 2004 impairment charge and the 2003 escrow account charge of $5.4 million.  Additionally, comparisons of income from operations were affected by $2.2 million in net start-up costs in 2004 and $1.1 million in 2003, and on-going costs related to New Morgan Academy of $584,000 in 2004 and $520,000 in 2003.  Excluding the impact of these items, pro forma income from operations was $8.3 million in the fourth quarter of 2004 compared with $8.7 million in the comparable quarter of 2003.  The decrease in 2004 fourth-quarter pro forma results was mainly due to increased professional fees, as well as the insurance claims charge, as noted previously.

Non-Cash Charges

During the 2004 fourth quarter the Company recorded impairment charges pertaining to New Morgan Academy in the amount of $9.3 million and to the Residential School/Maple Creek facilities in the amount of $800,000.  The Company continues to discuss the possible sale or lease of New Morgan Academy with both state and private sources.  The Company expects to sell the Residential School/Maple Creek facilities.

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In addition, during the 2004 fourth quarter, the Company recorded a charge in the amount of $600,000 pertaining to estimated insurance claims exposure for prior policy periods for which the ability of the insurance carrier to perform is uncertain.

Management Restructuring

Cornell also announced that it has streamlined its organizational structure by reducing two levels of management.  Effective immediately, the chief operating officer position and a number of vice president and director-level positions that interfered between the business unit managers and their programs have been eliminated.  Therefore, Thomas R. Jenkins, Jr., former president and chief operating officer, will no longer be with Cornell.  Mr. Hyman will assume the chief operating officer responsibilities.

Mr. Hyman added, “In order to run our business effectively and profitably, we need fewer layers of management and more control and accountability at the operating level.  These changes will speed communication through the Company, enable us to respond more quickly to business opportunities, and enable me to be more hands-on with our operations leadership.  I want to take this opportunity to thank Tom for his many years of excellent service to Cornell.  I have enormous respect for the contribution he has made and we wish him well.”

Full-Year Results

For the year ended December 31, 2004, revenues increased 7.1 percent to $291.0 million from $271.6 million in 2003, due to contributions from Big Spring Correctional Center, Walnut Grove Youth Correctional Facility, Texas Adolescent Treatment Center, Southern Peaks Regional Treatment Center, Regional Correctional Center and certain of the Pennsylvania-based facilities and programs.  Income from operations was $10.4 million for this year compared with $24.4 million in 2003.  The net loss was $7.4 million, or $0.56 per diluted share, compared with net income of $4.0 million, or $0.30 per diluted share, in 2003.  The 2004 period included charges for facilities impairment, plus a charge of $2.4 million for the early extinguishment of debt in the second quarter.  The 2003 results included the escrow charge.

Pro forma 2004 revenues were $285.6 million compared with $270.2 million in 2003 and pro forma income from operations was $30.4 million compared with $34.2 million.  Pro forma net income was $6.8 million, or $0.52 per diluted share, compared with $10.6 million, or $0.80 per diluted share, for 2003. Cornell calculates pro forma numbers for comparative purposes to help investors better understand the operating results attributable to the Company’s core continuing business operations.  Reconciliations of these non-Generally Accepted Accounting Principles (GAAP) measures to the comparable GAAP measures are included in the attachments hereto.

CSI Acquisition Update

Since signing the merger agreement to acquire Correctional Systems Inc. (CSI) in January 2005, Cornell has been executing a detailed project plan to ensure that the expected synergies from the acquisition are captured immediately following the close.  The Company is on schedule for an early second-quarter closing.  When complete, the acquisition will add nearly 1,000 new beds to Cornell’s service capacity.  The Company will expand its national footprint with the addition of CSI’s Kansas operations and will increase its reach in California, New Mexico and Texas where the company has existing programs.

Project Updates

The Company provided the following update on projects and new business awards:

•                  In Phillipsburg, Pa., construction of the Moshannon Valley Correctional Center continues.  Despite

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                        periods of severe cold and heavy snow, the project remains on schedule.  The 1300-bed facility will open on March 26, 2006 under the terms of the contract with the Federal Bureau of Prisons.

•                  At Southern Peaks Regional Treatment Center in Colorado, ramp-up continues with the current population at 80.  This is a rate considerably lower than anticipated.  Cornell expects this facility to reach a population of 156 by the end of the year.

•                  Cornell completed the renovations to the second tower at the Regional Correctional Center in New Mexico and continues to anticipate full ramp-up during 2005.  At year end, the population was 179.

Restructuring Results in Program Closures

As part of the ongoing review of its portfolio of operations, Cornell has decided to close several underperforming programs.  These include the Joz-Arz program in the District of Columbia, the Residential School in Illinois (which is owned by the Company) and its behavioral health programs in Pennsylvania.  These closures are anticipated to occur in the first and second quarters of 2005.  Each of these programs consumed cash and managerial talent that can be redeployed into ventures that will generate better returns.

Outlook for 2005

As a result of the management streamlining, Cornell will take a pretax charge to cover personnel costs of approximately $1.5 million, or $0.06 per share, in the first quarter of 2005.  The Company expects first-quarter results to range from a loss per share of $0.15 to $0.19 on an as-reported basis, and a loss per share of $0.02 to $0.06 on a pro forma basis, which excludes pre-opening and start-up costs for new facilities and losses associated with the New Morgan Academy.  Reconciliations of these forward-looking non-GAAP measures to the comparable GAAP measures are included in the attachments hereto.

For the full year, the Company expects earnings per share to range from $0.11 to $0.18 on an as-reported basis, and from $0.42 to $0.49 on a pro forma basis, which excludes pre-opening and start-up costs for new facilities and losses associated with the New Morgan Academy.

The 2005 guidance reflects an estimated tax rate of 45 percent.  It also includes the acquisition of CSI in the second quarter of 2005, as well as the anticipated closure of certain programs.

Quarterly Webcast

Cornell’s management will host a conference call and simultaneous webcast at 11:00 a.m. Eastern today, March 10th.  The webcast may be accessed through Cornell’s home page, www.cornellcompanies.com.  A replay will also be available on the above web site and by dialing 800-405-2236 or 303-590-3000 and providing confirmation code 11025154.  The replay will be available through March 17, 2005 by phone and for 30 days on the Internet.  This earnings release can be found on Cornell’s website at www.cornellcompanies.com under “Investor Relations — Press Releases.”

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current plans and actual future activities and results of operations may be materially different from those set forth in the forward-looking statements. Important factors that could cause actual results to differ include, among others, (1) the outcomes of pending putative class action shareholder and derivative lawsuits, and related insurance coverage, (2) Cornell’s ability to win new contracts and to execute its growth strategy, (3) risks associated with acquisitions and the integration thereof (including the ability to achieve administrative and operating cost savings and anticipated synergies), (4) the timing and costs of the opening of new programs and facilities or the expansions of existing facilities, (5) Cornell’s ability to negotiate contracts at those facilities for which it currently does not have an operating contract, (6) significant charges to expense of deferred costs associated with financing and other projects in development if management

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determines that one or more of such projects is unlikely to be successfully concluded, (7) results from alternative deployment or sale of facilities such as the New Morgan Academy or the inability to do so, (8) Cornell’s ability to complete the construction of the Moshannon Valley Correctional Center as anticipated, (9) changes in governmental policy and/or funding to discontinue or not renew existing arrangements, to eliminate or discourage the privatization of correctional, detention and pre-release services in the United States, or to eliminate rate increase, (10) the availability of financing on terms that are favorable to Cornell, and (11) fluctuations in operating results because of occupancy levels and/or mix, competition (including competition from two competitors that are substantially larger than Cornell), increases in cost of operations, fluctuations in interest rates and risks of operations.

Cornell Companies, Inc. is a leading private provider of corrections, treatment and educational services outsourced by federal, state and local governmental agencies. Cornell provides a diversified portfolio of services for adults and juveniles, including incarceration and detention, transition from incarceration, drug and alcohol treatment programs, behavioral rehabilitation and treatment, and grades 3-12 alternative education in an environment of dignity and respect, emphasizing community safety and rehabilitation in support of public policy. As of December 31, 2004, Cornell (http://www.cornellcompanies.com) had 68 facilities in 16 states and the District of Columbia and two facilities under development or construction. Cornell has a total service capacity of 18,228, including capacity for 1,514 individuals that will be available upon completion of facilities under development or construction.

(Financial Tables Follow)

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CORNELL COMPANIES, INC.

FINANCIAL HIGHLIGHTS

($000’s except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003

Revenues	$77,015	$69,379	$291,025	$271,632
Operating expenses	58,478	52,791	224,116	209,686
Pre-opening and start-up expenses (A)	4,656	1,945	12,938	3,398
Impairment on long-lived assets	10,100	—	10,100	—
(Gain) loss on sale of fixed assets	(400)	—	(397)	50
Depreciation and amortization	3,780	2,992	13,547	10,699
General and administrative expenses	4,923	9,976	20,284	23,415
Income (loss) from operations	(4,522)	1,675	10,437	24,384
Interest expense, net	5,942	4,458	20,354	17,654
Loss on extinguishment of debt	—	—	2,361	—
Income (loss) before provision (benefit) for income taxes	(10,464)	(2,783)	(12,278)	6,730
Provision (benefit) for income taxes	(4,321)	(1,175)	(4,845)	2,760
Net income (loss)	$(6,143)	$(1,608)	$(7,433)	$3,970

Earnings (loss) per share:
- Basic	$(.46)	$(.12)	$(.56)	$.31
- Diluted	$(.46)	$(.12)	$(.56)	$.30

Number of shares used in per share computation:
- Basic	13,261	13,064	13,172	12,941
- Diluted	13,261	13,064	13,172	13,342

Total service capacity (end of period)	18,228	16,514	18,228	16,514
Contracted beds in operation (end of period)	11,573	9,566	11,573	9,566
Average occupancy (B)	95.7%	100.2%	98.2%	100.1%
Average occupancy excluding start-up operations	101.2%	101.2%	100.9%	100.5%

(A)  Revenues associated with reported start-up expenses were $2.5 million and $5.4 million for the quarter and year ended December 31, 2004.  Revenues associated with reported start-up expenses were $0.8 million and $1.4 million for the quarter and year ended December 31, 2003.

(B)        Occupancy percentages are based on contracted service capacity of residential facilities in operation.  Since certain facilities have service capacities that exceed contracted capacities, occupancy percentages can exceed 100% of contracted capacity.

Balance Sheet Data:
	December 31,	December 31,
	2004	2003
Cash and cash equivalents	$61,635	$40,171
Working capital	107,597	86,214
Property and equipment, net	282,255	267,903
Total assets	507,631	449,103
Long-term debt	279,528	227,292
Total debt	288,533	235,598
Stockholders’ equity	161,312	166,235

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Non-GAAP Financial Measures

The Company uses non-GAAP financial measures to assess the operating results and effectiveness of the Company’s core continuing business operations.  Pro forma measures exclude the effect of pre-opening and start-up revenues and costs, charges related to the early extinguishment of debt and the escrow funds, asset writedowns, and revenues and costs associated with the New Morgan Academy. Earnings before interest, taxes, depreciation and amortization (EBITDA) measures operating income before depreciation and amortization, excluding the effect of pre-opening and start-up expenses, net of start-up revenue. Adjusted EBITDA is further adjusted to exclude the impairment charge in 2004 and the escrow charge in 2003.  These non-GAAP financial measures may not be comparable to similarly titled measurements used by other companies and should not be used as a substitute for net income, earnings per share or other GAAP operating measurements.  Set forth below are reconciliations to GAAP measures of non-GAAP measures used herein.

RECONCILIATION OF HISTORICAL GAAP BASIS RESULTS TO HISTORICAL NON-GAAP BASIS INFORMATION:
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003

GAAP Revenues	$77,015	$69,379	$291,025	$271,632
Less:
New Morgan Academy revenue	—	—	—	26
Start-up revenue	2,476	816	5,405	1,437
Pro forma revenues	$74,539	$68,563	$285,620	$270,169

GAAP income (loss) from operations Plus:	$(4,522)	$1,675	$10,437	$24,384
New Morgan Academy loss from operations	584	520	2,288	2,441
Pre-opening and start-up expenses, net of start-up revenue	2,180	1,126	7,533	1,961
Charge for Southern Peaks escrow fund	—	5,386	—	5,386
Impairment on long lived assets	10,100		10,100

Pro forma income from operations	$8,342	$8,707	$30,358	$34,172

GAAP net income (loss)	$(6,143)	$(1,608)	$(7,433)	$3,970
Plus:
New Morgan Academy net loss	788	466	2,469	2,318
Pre-opening and start-up expenses, net of start-up revenue	1,286	664	4,445	1,157
Loss on extinguishment of debt	—	—	1,393	—
Charge for Southern Peaks escrow fund	—	3,178	—	3,178
Impairment on long lived assets	5,959	—	5,959	—
Pro forma net income	$1,890	$2,700	$6,833	$10,623

GAAP earnings (loss) per share - diluted:	$(.46)	$(.12)	$(.56)	$.30
Plus:
New Morgan Academy	.06	.04	.19	.18
Pre-opening and start-up expenses, net of start-up revenue	.09	.05	.33	.09
Loss on extinguishment of debt	—	—	.11	—
Charge for Southern Peaks escrow fund	—	.23	—	.23
Impairment on long lived assets	.45	—	.45	—
Pro forma earnings per share — diluted	$.14	$.20	$.52	$.80

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RECONCILIATION OF HISTORICAL GAAP BASIS RESULTS TO HISTORICAL NON-GAAP BASIS INFORMATION:
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003

GAAP income (loss) from operations	$(4,522)	$1,675	$10,437	$24,384
Plus:
Depreciation and amortization	3,780	2,992	13,547	10,699
Pre-opening and start-up expenses, net of start-up revenue	2,180	1,126	7,533	1,961
EBITDA	1,438	5,793	31,517	37,044
Plus:
Charge for Southern Peaks escrow fund		5,386		5,386
Impairment on long lived assets	10,100	—	10,100	—
Adjusted EBITDA	$11,538	$11,179	$41,617	$42,430

RECONCILIATION OF FORWARD-LOOKING INFORMATION
	First Quarter Ending March 31, 2005	Twelve Months Ending December 31, 2005

GAAP earnings/(loss) per share — diluted	$(0.15) — (0.19)	$0.11 — 0.18
New Morgan Academy	0.04	0.15
Pre-opening and start-up expenses, net of start up revenue	0.09	0.16
Pro forma earnings/(loss) per share — diluted	$(0.02) — (0.06)	$0.42 — 0.49

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Cornell Companies, Inc.

Operating Statistics

For the Three and Twelve Months Ended December 31, 2004 and 2003

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2004		2003		2004		2003
		%		%		%		%
Contracted beds in operation:
Secure Institutional (1)	7,679	66%	5,912	62%	7,679	66%	5,912	62%
Adult Community-Based (1)	2,074	18%	1,854	19%	2,074	18%	1,854	19%
Juvenile (1)	1,820	16%	1,800	19%	1,820	16%	1,800	19%

Total	11,573	100%	9,566	100%	11,573	100%	9,566	100%

Number of billed mandays:
Secure Institutional	655,084	48%	543,710	42%	2,370,027	45%	2,136,644	42%
Adult Community-Based
Residential	172,162	13%	192,747	15%	716,325	14%	763,044	15%
Non-residential(2)	144,983	11%	156,410	12%	575,853	11%	613,651	12%
Juvenile:
Residential	142,225	10%	134,699	11%	584,568	11%	540,737	10%
Non-residential(2)	242,870	18%	263,281	20%	991,842	19%	1,051,284	21%
Total	1,357,324	100%	1,290,847	100%	5,238,615	100%	5,105,360	100%

Revenues:
Secure Institutional	$31,779	41%	$25,661	37%	$114,818	40%	$102,120	38%
Adult Community-Based
Residential	11,543	15%	11,585	17%	44,483	15%	44,781	16%
Non-residential	1,133	1%	1,441	2%	4,949	2%	5,934	2%
Juvenile:
Residential	24,997	33%	23,410	34%	96,885	33%	89,161	33%
Non-residential	7,563	10%	7,282	10%	29,890	10%	29,636	11%
Total	$77,015	100%	$69,379	100%	$291,025	100%	$271,632	100%

Average revenue per diem:
Secure Institutional	$48.51		$47.19		$48.45		$47.79
Adult Community-Based
Residential	$67.05		$60.11		$62.10		$58.69
Non-residential (2)	$7.81		$9.21		$8.59		$9.67
Juvenile:
Residential	$175.76		$173.79		$165.74		$164.89
Non-residential(2)	$31.14		$27.66		$30.14		$28.19
Total	$56.74		$53.75		$55.55		$53.21

(1)  Residential Contract Capacity Only

(2)  Non-residential “mandays” includes a mix of day units and hourly units.  Mental health facilities are reported in hours.

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